EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

KPMG

     1901 Avenue of the Stars
     Suite 200
     Los Angeles, CA 90067-6004

The Board of Directors
Activision, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Activision, Inc. of our report dated May 5, 2000, except as to Note 14, which is as of June 9, 2000, relating to the consolidated balance sheets of Activision, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, and all related schedules, which report appear in the March 31, 2000 Form 10-K of Activision, Inc.

KPMG LLP

Los Angeles, California
April 11, 2001